Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-207757) and related Prospectus dated August 7, 2017 of McCormick & Company, Incorporated for the registration of Common Stock, Common Stock Non-Voting and Debt securities and to the incorporation by reference therein of our reports dated January 25, 2017, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated, and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in its Annual Report (Form 10-K) for the year ended November 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

August 7, 2017